Exhibit 99.1

                   Pacific Capital Bancorp Announces
              Purchase of Registered Investment Advisor


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--Nov. 1, 2007--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $7.3 billion in assets, today announced that it has signed a definitive agreement to acquire the assets of R. E. Wacker Associates, Inc., a San Luis Obispo, California-based registered investment advisor. PCB will pay a purchase price for the assets consisting of an initial payment in cash at the closing of approximately $6.9 million, subject to certain adjustments, as well as a future payment based upon the financial performance of the acquired business over a specific period following the closing.

    Following the close of the transaction in early January 2008, R.
E. Wacker Associates will operate as a wholly-owned subsidiary of Pacific Capital Bank, N.A. under its current name and in its same location. Clients will continue to be served by the same principal and support staff, all of whom will remain with R. E. Wacker Associates.

    R. E. Wacker, which manages assets in excess of $475 million, was formed in 1988 by Bob Wacker, President and Chief Investment Officer, to provide high level personal and financial investment advisory services on a cost effective fee-only basis to individuals, families and fiduciaries.

    Mr. Wacker, a Certified Financial Planner licensee, has been in business for over 30 years as a manager, CEO and consultant. For six straight years, he was named one of "America's Top Financial Advisors" by Worth Magazine, and one of the "120 Best Financial Advisors for Doctors" by Medical Economics.

    "We are very pleased to welcome Bob and his team to the Pacific Capital Bancorp family," said George Leis, President & Chief Executive Officer of Pacific Capital Bancorp. "Our Company is committed to growing its Private Wealth Management capabilities in our Central Coast footprint, which is distinguished by a high net worth population. San Luis Obispo is a key market for our bank and for our Private Wealth Management strategy, and Bob's reputation and record throughout the community will add tremendous value to our franchise going forward.

    "Last year, we welcomed Calabasas-based Morton Capital Management, headed by Lon Morton, to our Company, and we have seen strong results from this acquisition. This newest partnership is an excellent opportunity for PCB to continue to grow assets under management and continue to provide its Wealth Management clients with best of class investment services," said Leis. "R. E. Wacker is a highly regarded company with a tradition of the highest levels of customer service and demonstrated success in serving their clients. We are very excited about what our expanded Private Wealth Management team of professionals will be able to achieve."

    "We are looking forward to joining forces with PCB and with Morton Capital Management," said Wacker. "We expect that by combining our nearly $500 million in client assets with Morton Capital Management's $1 billion in client assets, we will collectively have greater access for our clients to particularly high-demand alternative investments, an area in which both firms have great interest and expertise."

    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 50 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, and First Bank of San Luis Obispo.

    Forward Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. For a more detailed description of the risk factors associated with the Company's businesses, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.


    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley, Executive Vice President
             Investor Relations / Corporate Communications
             805-884-6680
             Debbie.Whiteley@pcbancorp.com